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                                                                     Exhibit 5.1

                      [Letterhead of Dewey Ballantine LLP]

                                                                October 21, 1999

MedImmune, Inc.
35 West Watkins Mill Road
Gaithersburg, Maryland 20878

Ladies and Gentlemen:

   We have acted as special counsel to MedImmune, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company under the Securities Act of 1933 (the "Act"), for the purpose of registering under the Act up to 5,655,560 shares (the "Shares") of the Company's common stock, par value $0.01 per share, proposed to be issued in connection with the merger (the "Merger") between U.S. Bioscience, Inc., a Delaware company ("USB"), and Marlin Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Sub"), contemplated by the Agreement and Merger Agreement, dated as of September 21, 1999 (the "Merger Agreement"), among the Company, Sub and USB.

   In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate as a basis for the purpose of expressing the opinion contained herein, including, without limitation, the Restated Certificate of Incorporation of the Company, the Amended Bylaws of the Company, the Registration Statement, the Merger Agreement and resolutions adopted by Board of Directors of the Company. With respect to all of the documents reviewed, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to any facts which we have not independently established or verified, we have relied upon statements and representations of representatives of the Company and others.

   We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

   Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

   The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Dewey Ballantine LLP